Exhibit 10.7

OrthoSupply Management, Inc.

Independent Contractor Agreement

Parties:	OrthoSupply Management, Inc. (OSMI)

Network Blue, Inc. (NBI) 101 Hawthorne Way, #135 S. Lawrence, MA 01843

Arrangement:	NBI will act as an independent contractor to OSMI. NBI’s work shall consist of identifying and evaluating potential strategic acquisitions for OSMI, assisting with due diligence, assisting with deal structuring analysis and negotiations with potential acquisition targets, and assisting OSMI in obtaining additional financing.

The parties agree that there is no minimum amount of work OSMI is required to provide NBI under this Agreement.

NBI will provide a weekly update to the CEO of its activities and progress.

Compensation:	OSMI shall pay NBI a monthly fee for its services equal $6,000.00.

In addition, upon completion of a financing transaction or a transaction where OSMI acquires a majority interest in another company or business with the assistance of NBI, OSMI agrees to pay NBI a fee equal to:

(1) 2.5% of the total raise in the event of a financing; and (2) 2.5% of the purchase price of a company or business acquired by OSMI (the “Fee”).

For purposes of this agreement, the Fee shall be based on all consideration paid or promised to be paid by OSMI, including without limitation, all cash, stock, notes/debt and earn out payments. OSMI shall pay the Fee to NBI in cash on or before the closing of each transaction, with the exception of Fees associated with earn out payments, in which case OSMI shall pay NBI when such are earn outs are met.

Expenses:	OSMI shall reimburse NBI for out-of-pocket expenses directly related to this Agreement so long as NBI obtains prior approval from the CEO for all travel-related expenses.

Term:	This Agreement is for six (6) months, starting on January 1, 2006.

Termination:	Either party may terminate this Agreement for any reason by providing the other party with 90 days written notice.

Confidential Information:

For purposes of this Agreement, “Confidential Information” mean any information or compilation of information that is proprietary to OSMI and relates to OSMI’s existing or reasonably foreseeable business, including, but not limited to, any information disclosed by OSMI to NBI about its business which is in oral, written, graphic, machine readable or other tangible form and is described, without limitation, as trade secrets, copyright, data documents, proprietary information, software programs, software source documents, models, inventions, know-how, processes, product, samples, design data, design details and specifications, engineering, financial forecasts, marketing plans, sales techniques, existing or potential customer lists, protected health information (“PHI”), all other customer information and other information relating to this Agreement. Unless otherwise stated in writing by OSMI, all information disclosed by OSMI to NBI shall remain confidential without OSMI being obligated to specifically identify, by notice or any other action, any information or material as to which the protection of this Agreement is desired.

NBI will, after receipt of the OSMI’s Confidential Information, and at all times treat as confidential all Confidential Information of the OSMI, and will not use the Confidential Information except as expressly set forth herein or otherwise authorized in writing, will implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the OSMI’s Confidential Information and will not disclose the Confidential Information to any third party except to (a) those who need to use the Confidential Information in performance of their Services or (b) as may otherwise be required pursuant to the order of any law or governmental NBI requiring disclosure; provided that NBI shall first notify OSMI of such order and afford OSMI the opportunity to seek a protective order relating to such disclosure. Notwithstanding the above, NBI will not be liable to OSMI with regard to any Confidential Information which:

• is now available or becomes available to the public without breach of this Agreement;

• is known by NBI at the time of disclosure and is not subject to restriction;

• is developed or learned by NBI completely independently of the Confidential Information received by OSMI by persons having no access to such disclosed Confidential Information;

• is lawfully obtained from a third party which has the right to make such disclosure free of any secrecy restrictions; or

• is released for publication or use by OSMI in writing.

Non-Competition and Non-Solicitation:

During NBI’s contract with OSMI and for a period of six (6) months after the termination NBI’s Agreement with OSMI (for any reason), NBI will not directly or indirectly (as a consultant, independent contractor or otherwise):

(a) engage in consulting to or acting as an independent contractor for businesses, which engage in the stock and bill of durable medical equipment to hospitals, surgical centers or physicians;

(b) solicit, entice, induce or encourage any of OSMI’s customers or suppliers or potential customers to alter their relationship with OSMI in any way; and

(c) solicit, entice, induce or encourage any of OSMI’s employees, independent contractors, vendors or consultants to alter their relationship with OSMI in any way.

Indemnification:	OSMI shall indemnify and hold harmless NBI for any and all actions, statements, errors and/or omissions of NBI in connection with its performance of its duties under this Agreement.

Waiver:	No waiver of any provision hereof shall be effective unless set forth in a written agreement signed by all parties hereto.

Governing Law:	This Agreement shall be governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

/s/ John Hallal	/s/ Brian Lesperance
Network Blue, Inc.	OrthoSupply Management, Inc.

Date: December 30, 2005	Effective: February 1, 2006